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                                                                    Exhibit 23.1

                         Independent Auditors' Consent



The Board of Directors
Stonepath Group, Inc.:


         We consent to the incorporation by reference in the Registration Statement on Form S-8 of Stonepath Group, Inc. of our report dated March 20, 2002, with respect to the consolidated balance sheets of Stonepath Group, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and comprehensive loss and cash flows for each of the years in the three-year period ended December 31, 2001, and our report dated March 28, 2002, with respect to the related financial statement schedule as of December 31, 2001 and for each of the years in the three-year period then ended, which reports appear in the December 31, 2001 annual report on Form 10-K of Stonepath Group, Inc.


                                    KPMG LLP


Philadelphia, Pennsylvania
February 21, 2003